SUMMARY OF REORGANIZATION PLAN


                       SUMMARY OF THE REORGANIZATION PLAN
                     OF CAM-NET COMMUNICATIONS NETWORK INC.,
                          AND ITS SUBSIDIARY COMPANIES

The capitalised words and terms used in this summary are defined in the "Definitions" section at the end of this summary.

History

The Cam-Net Group commenced operations in 1986. At that time, its primary business was as an alternate long distance provider in the telecommunications industry. CWK is a public company which, until October 1996, was listed on both the Vancouver and NASDAQ Stock Exchanges.

        By 1996, the Cam-Net Group had expanded its operations to over $46 million of consolidated gross revenues, with over 42,000 Canadian customers representing 6.4% of the Canadian business market and 2.2% of Canada's residential customers. However the competitive pressures in the telecommunications industry, the increasingly high technology costs associated with the industry and a lack of sufficient working capital combined to erode the Cam-Net Group's profitability such that the Group suffered losse of more than $48 million in 1996.

        Despite a number of cost cutting measures carried out in late 1995 and early 1996, and changes in Management, the Group's ability to access the public and private markets to generate working capital was frustrated by the delisting of CWK in October of 1996. The negative publicity surrounding this event also caused an erosion in the customer base and a reduction of supplier confidence which put so much pressure on the working capital requirements of the Group that Management concluded that the Cam- Net Group should seek court protection under the CCAA.

        On January 14, 1997, the Cam-Net Group filed for and was granted court protection from its Creditors under the CCAA by the Court. Court protection was required in order to ensure that the Cam-Net Group's assets were kept intact during the reorganization process and to allow the Cam-Net Group to carry on its business while formulating a restructuring plan. Concurrently, KPMG Inc. was appointed by the Court as Monitor to oversee and to assist in the development of the restructuring plans of the Cam- Net Group and to report to the Court and to the Creditors of the Cam-Net Group.

Court Proceedings

        On January 14, 1997, the Cam-Net Group applied to the Court for protection from its Creditors under the CCAA. The Initial Order stayed all proceedings against the Cam-Net Group, suspended the obligations of the Cam-Net Group incurred prior to the Filing Date, required all persons having agreements to supply goods or services to any of the Cam-Net Group to continue supplying the same and authorized the Cam-Net Group to implement a downsizing by means of an orderly disposition of certain of its assets and a reduction of its work-force. The Initial Order also appointed the Monitor to observe and report to the Court on a monthly basis on the financial and business affairs of the Cam-Net Group. The Initial Order was substantially confirmed by an Order made on February 5, 1997.

        Subsequent to the confirmation of the Initial Order, further orders were made by the Court in relation to various procedural and substantive matters including the approval of the sale transactions and the approval of settlements with certain Secured Creditors referred to under "Post Filing Developments" below.

        The Reorganization Plan was approved by the Court for presentation to the Creditors for approval on July 4, 1997.

Asset Sales

        It became apparent to Management of the Cam-Net Group after the Filing Date that it would not be able to obtain sufficient new financing for its business operations early enough in the restructuring to permit it to continue to service its Commercial and Residential Customer Base. In order to preserve the value of those assets and yield the greatest return to its Creditors, Management determined that it was in the best interests of the Cam-Net Group and its Creditors to sell the Commercial and Residential Customer Base for the best achievable price.

        Accordingly, Management solicited offers for the Customer Base and related technology and equipment used to service the Customer Base and entered into a tentative agreement to sell the Customer Base and related equipment to Primus, subject to the approval of the Court in the Proceeding. The Court approval process resulted in several potential purchasers, including Primus, submitting sealed bids to the Court and, in the result, the Court approved the sale of the Sold Assets to Primus pursuant to th Purchase Agreement for an amount which produced Sale Proceeds of approximately $6,590,000 on April 8, 1997. Of that amount, $1 million represents a conditional payment to protect Primus against incorrect representations or warranties by the Companies in relation to the customer base or receivables which will be released to the Cam-Net Group 150 days after April 8, 1997 if Primus makes no claim against the holdback.

        It was also apparent to Management that there were significant tax losses accrued within the Cam-Net Group as a result of the business losses incurred during recent years. These tax losses would cease to have value over time, and could not be readily used by the Cam-Net Group following the sale of the Sold Assets. Accordingly, the Cam-Net Group solicited offers for the shares of CNC which CWK owned and on April 17, 1997, CWK entered into the LTG Agreement which contemplated the payment of $3,000,000 to CWK, subject to certain conditions, on or before September 30, 1997. The LTG Agreement was approved by the Court in the Proceeding. The first $100 of the purchase price was paid for the Shares and the remainder is due on or before September 30, 1997. The payment of that amount at the end of September is primarily dependent upon a favorable tax ruling from Revenue Canada and upon Creditor and Court approval of a Plan of Arrangement under the CCAA for CNC and CNT.

        The LTG Agreement also contained an option for LTG to acquire most of the balance of the unissued shares of CWK for an additional amount and a provision for the future payment of the intercompany debt owed to CWK by CNC commencing in the year 2000. The option was not exercised by LTG.

        As a result of the foregoing transactions, aggregate funds of between approximately $5.5 million and $9.5 million (depending upon the ultimate status of the Purchase Agreement and the LTG Agreement) would be available for payment of priority claims authorized in the Proceedings, claims of Secured Creditors and eventual distribution to General Creditors. The particulars of the intended distribution of these funds is discussed in more detail below under "Allocation of Recoveries and Costs".

Business Plan

        As a result of the sale of the Customer Base and related assets, Management has created the Business Plan which is intended to focus CWK (and
PTI), as the remaining companies with the Cam-Net Group after the completion of the LTG Agreement at the end of September, upon two new core businesses: the Teleconstruction business and the Call Center business. Management is continuing its efforts to identify potential acquisitions and potential new investors to enable it to embark upon the implementation of the Business Plan upon the successful completion of this Restructuring.

        In light of the sale transactions completed or to be completed, the names of CWK, CNC, CNT and PTI have been or will be changed to SUNCOM Telecommunications Inc., Wintel CNC Communications Inc., Wintel CNT Communications Inc. and SUNCOM Telemanagement Inc., respectively.

Secured Creditor Settlements

At the Filing Date, ATT held registered security against the Companies which was alleged to secure approximately $2,800,000 as at the end of June, 1997, exclusive of legal costs and accrued interest. The Companies questioned the validity and quantum of this security claim on various grounds, and negotiations were entered into between ATT and the Companies subsequent to the Filing Date to resolve the disputed claim. On July 3, 1997, the Court approved a settlement of ATT's claim on the following basis:

               (a)  an immediate cash payment to ATT of $1,822,724.17;
               (b) issuance of 1,000,000 free trading shares of CWK to ATT by September 30, 1997; and
               (c) issuance of a warrant whereby ATT could acquire an additional 1,000,000 shares of CWK at a price of $1.00 per share.

At the Filing Date, GT alleged an equitable security interest against all of the assets of the Companies based upon agreements alleged to have been made by the Companies to grant security to them. GT claimed that at least $2,600,000, exclusive of legal costs, was outstanding in relation to this claim as at the end of June, 1997 and that interest accrued thereon at the rate of 16% per annum.

        Following negotiations between GT and the Companies, on July 4, 1997, the Court approved the settlement of GT's claim on the following basis:

               (a)  an immediate cash payment to GT of $1,400,000; and
               (b) confirmation of a Claim under the Plan of $500,000, with no right to receive dividends or warrants under the Plan, to be secured only against the LTG Contingent Payment, with a proxy granted by GT in favor of the Companies in relation to the Claim.

        The effect of the two settlements with Secured Creditors was to eliminate uncertainty with respect to the Plan and the entitlement of Creditors thereunder, as well as the costs of litigating the disputes with the Secured Creditors. The settlements also ensure that additional funds will be available to the Creditors as a result of significant reductions in the Claims of these two Secured Creditors.

        The settlements finally resolve all issues between the Companies and those Secured Creditors, except that the full Claim of ATT (less the amount paid to date) will be resurrected against the Companies if the free trading shares are not made available to them by September 30, 1997. The Companies are currently seeking the necessary regulatory exemption to permit the issuance of such shares.

                                    DESCRIPTION OF THE PLAN

        Pursuant to the Plan, the claims and interests of Creditors of the Cam-Net Group will be compromised and satisfied as described in the Plan and as summarized below. Following the completion of the transactions and the making of payments set out in the Plan, CWK will seek the necessary regulatory and shareholder approval to allow Creditors to acquire an equity position in CWK to achieve further value.

        The following is a summary of the treatment of the various constituencies of the Cam-Net Group under the Plan. The following summary is qualified by reference to the full text of the Plan and shareholders are urged to read the Plan in its entirety for a complete understanding of the treatment of the various constituencies of the Cam-Net Group under the Plan. A copy of the Plan is available from SUNCOM Telecommunications Inc. upon request.

Treatment of Secured Creditors

        Pursuant to the Plan, Secured Creditors will be excluded from the Plan to the extent that their security is deemed to be valid and enforceable and fully secured by the value of the assets of the Cam-Net Group against which the Secured Creditor holds a security interest.

        Where any portion of a Secured Creditor's security is not valid and enforceable, or where the value of the assets of the Cam-Net Group against which the Secured Creditor holds a security interest are less than the amount claimed by the Secured Creditor, then such Secured Creditor will have the right to file a Claim for such unsecured amount in the appropriate General Creditor Class.

Treatment of Bondholders

        Pursuant to the Plan, each Bondholder will be paid in compromise and full satisfaction of its Claim, a cash payment of $1.

Treatment of CWK General Creditors

        Pursuant to the Plan, each CWK General Creditor will be paid, in compromise and full satisfaction of its Claim, a cash payment or payments equal to its proportionate share of the CWK Pool and the Net Lawsuit Recovery applicable to CWK. Thereafter, the Remaining Debt will be converted to shares of CWK on a formula based upon each Creditor's pro rata share of the 13 million shares available for distribution to all Creditors.

Treatment of CNC/CNT General Creditors

        Pursuant to the Plan, each CNC/CNT General Creditor will be paid, in compromise and full satisfaction of its Claim, a cash payment or payments equal to its proportionate share of the CNC/CNT Pool and the Net Lawsuit Recovery applicable to CNC and CNT. Thereafter, the Remaining Debt will be converted to shares of CWK on a formula based upon each Creditor's pro rata share of the 13 million shares available for distribution to all Creditors.

Treatment of PTI General Creditors

        Pursuant to the Plan, each PTI General Creditor will receive, in compromise and full satisfaction of its Claim, the right to convert its Remaining Debt into shares of CWK on a formula based upon each Creditor's pro rata share of the 13 million shares available for distribution to all Creditors.

Dividend Conversion Option

        If the Plan is approved, and subject to obtaining the necessary regulatory approvals, all Creditors who are entitled to receive a dividend under the Plan will have the option of converting their dividend entitlement to shares in CWK, at a price of 10(cent) per share (or such other price as is required by the regulatory authorities). The option will be exercised after the Final Order and prior to the first payments under the Plan.

Persons Not Affected by the Plan

        The claims of the following persons against the Cam-Net Group are not affected by the Plan:

               (a) any supplier of goods and services to the Cam-Net Group after the Filing Date whose unpaid claim does not constitute a Claim under the Plan;

               (b) the Federal Crown and the Provincial Crown in respect of income, sales, goods and services and other taxes, duties, assessments or similar charges in the nature of a tax and other imposts, and the equivalent U.S. taxing authority in relation to employee taxes or withholding; and

               (c) persons currently employed by any member of the Cam-Net Group who have not received notice of termination, in their capacity as employees or directors and/or officers of any member of the Cam-Net Group.

Allocation of Recoveries and Costs

        For purposes of calculating the dividend amounts payable to Creditors in relation to the proceeds of liquidation of certain of the assets of the Cam-Net Group, the notional concept of a CWK Pool and a CNC/CNT pool has been created. Each Pool is intended to represent the proceeds which would be available to a Creditor of CWK, CNC or CNT in the event of a bankruptcy of CWK or CNC respectively, under the provisions of the Bankruptcy and Insolvency Act. For simplicity, Creditors of CNT (a subsidiary o CNC) have been treated as though they were Creditors of CNC.

        To calculate the amounts available in each Pool, the Purchase Proceeds (which represent the sale of operating assets owned by CNC) will conceptually be allocated to the CNC/CNT Pool and the LTG Proceeds will be allocated to the CWK Pool. The CNC/CNT Pool will then be reduced by the amount required to pay up to $200,000 of specified liabilities accrued subsequent to the Filing Date, the legal and accounting costs incurred in the Proceeding (less $100,000 of such costs which are allocated to the CWK Pool), amounts owing to the Crown (which are outside the Plan) and commissions of Management relating to the Purchase Agreement. Finally, the ATT settlement amount will be deducted from the CNC Pool (since ATT's Claim represents an operational expense of CNC).

        After these deductions, the CNC/CNT Pool will then be further reduced by transferring to the CWK Pool that portion of the CNC/CNT Pool which is equal to the percentage relationship that the shareholder loans of CWK to CNC and CNT bear to the total Claims in the CNC/CNT General Creditor Class. Based upon a review conducted by the Monitor, it is anticipated this will move approximately 90% of the remaining CNT/CNC Pool into the CWK Pool.

        The CWK Pool will be reduced by $100,000 for legal and monitor costs, amounts owing to the Crown by CWK, KPMG's costs relating to the preparation of an audit of the Cam-Net Group, Management commissions relating to the LTG Agreement and other transactions, employee severance costs, and additional working capital fund requirements of $300,000 for continued operations. Finally, GT's settlement amount will be deducted from the CWK Pool since GT's Claim originated in CWK on the original acquisition of assets by CWK from GT.

        The residual amounts in each Pool will then be used to calculate the dividends payable to Creditors in the CWK General Creditor Class and the CNC/CNT General Creditor Class based upon a pro-rata distribution to CWK and CNC/CNT Creditors, respectively.

        The Net Lawsuit Recoveries will initially be divided between CWK and CNC Creditors based upon the named plaintiff in the Lawsuit, provided that a Net Lawsuit Recovery in any action where CNC is a Creditor will be divided between the CWK and CNC/CNT Creditors on a percentage basis, similar to the division of proceeds in the CNC/CNT Pool referenced above. Thereafter, the first $300,000 of the CWK Net Lawsuit Recoveries will be paid to the CWK General Creditors, with the balance being retained by CWK All of the CNC/CNT Net Lawsuit Recoveries (after transfer of an appropriate percentage to the CWK General Creditors) will be paid to CNC/CNT General Creditors.

Dividend Amounts

        Because the total proceeds available for distribution, the costs to be incurred and the total number of Claims will not be known at the date of the Meeting, Creditors will not know the amount of dividend to which they will ultimately be entitled at the time of the Meeting. However, a range of recovery can be anticipated as follows, assuming total claims in CWK of $16,000,000 and total Claims in CNC/CNT of $120,000,000 (of which $110,000,000 is CWK's Shareholder Loan).

        CNC Dividend Calculation:                       $6,400,000.00
        Total Sale Proceeds                              2,600,000.00
                                                        -------------
        LESS: approved deductions                        3,800,000.00

        Transfer to CWK Pool
        ($110,000, $120,000 x $3,800,000)               $3,483,333.00

        Net Balance =                                   $  316,667.00
                                                        -------------

     CNC Dividend payment ($316,667, $10,000,000) = $0.03 on the dollar

        CWK Dividend Calculation:

        Total Pool Proceeds:                            $3,483,333.00
        LESS:  approved deductions                       2,350,000.00
                                                        --------------
        Net Balance =                                    1,133,333.00

    If LTG does not complete: ($1,133,333, $16,000,000) = $0.07 on the dollar

    If LTG completes: ($4,133,333, $16,000,000) = $0.26 cents on the dollar

The foregoing calculation assumes no reduction in the Primus $1,000,000 holdback and ignores any additional recovery from Lawsuits. It is also based upon assumptions with respect to costs.

Creditors should recognize that any estimated dividend recovery at this stage is subject to contingencies and is inherently uncertain. However, any dividend recovered by Creditors will be at least equal to what they would receive if the Plan fails and a bankruptcy results, and they will also be receiving an equity position in CWK.

Priority Costs

        In addition to legal and accounting costs and the approved settlement to Secured Creditors, the funds available for distribution to General Creditors will be reduced by priority Crown Claims presently estimated to aggregate $230,000 for CWK and $350,000 for CNC, Management Commissions of $160,000 for CWK and $120,000 for CNC, payments to Post Filing Date creditors of $200,000, severance payments to former employees of CWK of approximately $35,000 and $300,000 in Working Capital funding for CWK. Of the Working Capital amount, approximately $100,000 will have been expended by the Companies by the date of the Meetings. The $300,000 Working Capital amount is repayable to Creditors out of the Net Lawsuit Recoveries, if and when received.

Timing of Payments

        The initial payment of funds collected to date from the liquidation of assets of the Cam-Net Group will be distributed to Creditors 30 days after the Deadline. Thereafter, payments will be made as further funds become available, subject to the amounts available and the costs associated with such payments.

Warrants

        Each Creditor will be entitled to convert its Remaining Debt to shares of CWK on a pro-rata basis in relation to the 13,000,000 total shares available to Creditors. This conversion will have the effect of giving Creditors approximately 25% of the total issued and outstanding share capital of CWK, based upon the total number of shares currently outstanding. The issuance of shares to Creditors will be subject to regulatory and shareholder approvals which will be sought by Management after the Final Order. A failure to obtain any one or more of such approvals will not constitute a default under the Plan.

Lawsuit Recoveries

        On the sale of the assets of the Companies to Primus, all of the accounts receivables in relation to the operations of the business were sold with the exception of the following significant claims or receivables, all of which are Lawsuits for the purpose of calculating the Net Lawsuit Recoveries:

               (1)    Vancouver Telephone Company

               A claim by CNC in the amount of $474,767.07 for services provided which is the subject of litigation in the British Columbia Supreme Court. A counterclaim in the approximate amount of the claim has been advanced by Van Tel.

               (2)     Pacific Gateway  Exchange Inc.

               A claim by CNC in an amount of approximately $400,000.00 which is disputed by Pacific Gateway Exchange Inc., a California based company. No action has been commenced and offsets have been asserted by Pacific Gateway.

               (3)    Global Telemedia

               A claim by CWK in the amount of $250,000.00 which is the subject of litigation commenced in the state of Georgia for the recovery of loans advanced. Liability has been denied, but no counterclaim has been issued.

               (4)    Commsen Communications Inc.

               A claim by CNC in the approximate amount of $400,000.00 which has
               been  advanced  in  the  Ontario   courts.   A  counterclaim   of
               $250,000.00 has been advanced by Commsen.

               (6)    TeleHub Communications Corp.

               A claim by CWK which has been advanced in the State of Illinois for the recovery of a $1,350,000.00 U.S. deposit together with damages for breach of distribution rights for software and billing system platforms. TeleHub has defended the claim and denied liability.

        No reasonably accurate determination or assessment can be made as to the anticipated Net Lawsuit Recoveries in respect of these claims and litigation at this time.

Creditor and Court Approval of the Plan

        The Creditors of the Companies approved the Plan by the requisite majorities of creditors in the various classes at meetings conducted on July 31, 1997.

        The Court sanctioned the Plan by Order dated August 7, 1997. Upon pronouncement of the sanction Order, the Companies proceeded to implement the Plan.

Significant events subsequent to approval of Plan

Subsequent to the approval of the Plan by the Court, the Companies have implemented the Plan. Significant events in relation to the implementation are as follows:

        (a) all Proofs of Claims of Creditors have been resolved and settled;

        (b) an initial divided has been paid to all Creditors in accordance with the Plan;

        (c) Canadian securities regulators approved the distribution of the Warrants and the Shares;

        (d) under the settlement with ATT 1,000,000 shares were delivered to ATT;

        (e) the $1,000,000 Holdback in relation to the Primus purchase of assets was not resolved;

        (f) lawsuit recoveries were made as follows:

                              (i)   Bell Canada - $100,000.00

                              (ii)  TeleHub - $450,000.00

                              (iii) BC Tel - $17,500.00

On August 14, 1998 the Companies obtained an order which permitted them to:

               (a) discharge all pending tax  liabilities  and transfer  certain trust monies held by its counsel to satisfy those obligations;

               (b) distribute trust funds held by counsel to satisfy all
                   remaining liabilities of the Companies arising after the Initial Order and before the Sanction Order;

               (c)  have  a  summary   method  to  resolve   the  claim  to  the
                    $1,000,000.00 Primus Holdback;

               (d) distribute the Warrants and the Shares on an expedited basis having regard to the fact that the original formula for the distribution of the Warrants was dependent upon final distribution of all dividends;

               (e) obtain a declaration that CWK has now performed its obligations to remit net lawsuit recoveries in the amount of $300,000.00 and as such the Promissory Note given as security for an advance of $300,000.00 has now been discharged in full.

As a consequence of the above Order, the Companies will issue a further dividend in September of 1998 and the Warrants will likely be issued in September of 1998.
               Remaining Obligations under the Plan

Subsequent to performing those matters referred to in the order of August 14, 1998 the remaining obligations of the Companies under the Plan are as follows:

               (a) pursue viable lawsuit recoveries;

               (b) distribute the Warrants and the Shares;

               (c) resolve the Primus Holdback claim;

               (d) distribute dividends to Creditors that arise from lawsuit recoveries or the Primus Holdback or excess funds held in trust by its counsel as security for obligations under the Plan.


                                               DEFINITIONS

"ATT" means AT&T Canada Long Distance Services Company

"BCCA" means the Company Act of British Columbia as amended and in effect from time to time.

"Bondholders" means the holders of bonds issued under the Trust Deeds issued on January 13, 1997 by CNC, CNT and PTI.

"Business Plan" means the plan outlining the existing and new business opportunities that CWK intends to carry out as described in the Information Circular.

"Cam-Net Group" means collectively CWK, CNC, CNT and PTI.

"CBCA" means the Canada Business Corporations Act as amended and in effect from time to time.

"CCAA" means the Companies' Creditors Arrangements Act R.S.C. 1985 c. C-36 as amended and in effect from time to time.

"Claim" means a claim for an amount alleged by a person to be owed to it, or any obligation, enforceable right, duty or liability, contingent or otherwise, or any cause of action against one or more of the Companies as at the Filing Date, or, in the case of claims arising subsequent to the Filing Date as a result of the operations or downsizing of the operations of the Cam-Net Group approved by the Court in the Proceeding, as at the date of the Meetings, either:

               (a) as set forth in a Proof of Claim which has either:

                      (i)  been admitted by the Companies for all purposes, or

                      (ii) been determined by a Court of competent  jurisdiction to be a proper obligation of the Companies; or

               (b) been determined by the Companies to be a proper obligation of the Companies; or

               (c) for which a valid  Proof of Claim  could have been filed with the Companies, but which Proof of Claim was not so filed.

"Claimant" means a person filing a Proof of Claim with the Companies which is objected to by the Companies until either:

               (a) disallowed  by a Court of competent  jurisdiction,  in which case the Claimant shall not have a Claim; or

               (b) allowed, either in whole or in part, by a Court of competent jurisdiction in which case the amount so allowed will become a Claim.

"Class" means that group of persons constituting any of the following: Secured Creditors, CWK General Creditors, CNC/CNT General Creditors, PTI General Creditors or Bondholders.

"CNC" means Cam-Net Communications Inc.

"CNC/CNT General Creditors" means Equipment Lessors or Creditors of CNC or CNT who hold no security interest in the property of CNC or CNT and includes Secured Creditors of CNC or CNT for such part of the Claim of such Secured Creditors for which there is no security as against the personal property of CNC or CNT.

"CNC/CNT Pool" means the allocated portion of the Sales Proceeds attributed to the Creditors of CNC and CNT for purposes of calculating the amount available for distribution to CNC/CNT General Creditors pursuant to the Plan after deduction of priority claims referred to in paragraph 3.03.

"CNT" means Cam-Net Telecommunications Inc.

"Commercial and Residential Customer Base" means the active commercial and residential accounts of CWK to which the Cam-Net Group provided telephone and telecommunications services.

"Companies" means CWK, CNC, CNT and PTI.

"Court" means the Supreme Court of British Columbia.

"Creditor" means a person having a Claim.

"Crown" means the Canadian crown in the right of any province as well as in the right of the Dominion or any equivalent United States taxing authority in relation to employee taxes or withholdings.

"CWK" means Cam-Net Communications Network Inc.

"CWK General Creditors" means Equipment Lessors or Creditors of CWK who hold no security interest in the property of CWK and includes Secured Creditors of CWK for such part of the Claim of such Secured Creditors for which there is no security as against the personal property of CWK.

"CWK Pool" means the allocated portion of the Sales Proceeds and LTG Proceeds attributed to the Creditors of CWK for purposes of calculating the amount available for distribution to Creditors of CWK pursuant to the Plan after deduction of priority claims referred to in paragraph 3.03.

"CWK Shareholder Loans" means the amount owed by CNC, CNT or PTI to CWK.

"Deadline" means the date which is thirty days following the date of the Final Order.

"Effective Date" means the date upon which the Final Order is accepted for filing by the Registrar.

"Equipment Lessors" means those persons who are members of one of the General Creditor Classes who have leased personal property to the Companies and who hold valid leases or security charging such personal property.

"Excluded Assets" means those assets not purchased by Primus or LTG and which are retained by the Companies.

"Filing Date" means January 14, 1997.

"Final Order" means the order of the Court approving the Plan or Plans.

"General Creditors" means CWK General Creditors, CNC/CNT General Creditors, and PTI General Creditors.

"GT" means GT Communications Inc.

"Information Circular" means the information circular to be prepared by Management which will accompany the mailing of this Plan to Creditors.

"Initial Order" means the order of the Court granted in the Proceedings on January 14, 1997 as superseded by the Order of the Court granted in the Proceedings on February 5, 1997.

"Interim Order" means the order of the Court made on July 4, 1997 directing the holding of the Meetings and providing such other directions as may be appropriate in the circumstances.

"Lawsuits" means all of the Companies' causes of action and all actions which have been commenced or which may in the future be commenced by the Companies against any persons owing money to the Companies or in any way liable to the Companies including certain of their former management, professional advisors and others for return of monies and loss and damage suffered by the Companies.

"LTG" means LTG Holdings Inc., Oakville, Ontario.

"LTG Agreement" means the agreement of purchase and sale between CWK and LTG for the purchase of the shares of CNC dated as of April 17, 1997 (as amended).

"LTG Proceeds" means the net adjusted sales proceeds to be realized by CWK if and when the LTG Agreement completes, exclusive of the LTG Contingent Payment.

"LTG Contingent Payment" means the payment to CWK by LTG under the LTG Agreement of a percentage of future profits, if any, commencing in the year 2000.

"Management" means the boards of directors and officers of the Companies.

"Meetings" means the meetings of the Classes to be held pursuant to the Interim Order for the purpose of considering, and if thought fit, voting to approve the Plan, as same may be amended at any such Meeting, and agreeing to the compromise and arrangement constituted thereby, and any adjournment thereof.

"Net Lawsuit Recovery" means the amount recovered by the Companies in the Lawsuits after payment of all fees, disbursements, charges and expenses incurred in respect of or in relation to such Lawsuits.

"Plan" or "Plans" means this Reorganization Plan or Plans among the Companies and their Creditors, as from time to time amended, modified or supplemented pursuant to an order of the Court, or pursuant to an agreement among the Companies and any Creditor or Class, as provided for herein or pursuant to any Meeting of any Class.

"Proceeding" means the proceeding commenced by the Cam-Net Group in the Court on January 14, 1997 under Action No. 970112 Vancouver Registry.

"Proof of Claim" means a form of proof of claim as provided by the Companies in connection with the Proceeding and the Plan.

"Primus" means Primus Telecommunications, Inc., Primus Telecommunications Canada
 Inc. or 3362426 Canada Inc.

"PTI General Creditors" means Equipment Lessors or Creditors of PTI who hold no security interest in the property of PTI and includes Secured Creditors of PTI for such part of the Claim of such Secured Creditors for which there is no security as against the personal property of PTI.

"Purchase Agreement" means the agreement of purchase and sale between the Companies and Primus for the purchase of the Sold Assets.

"Registrar" means the Registrar of Companies for the Province of British Columbia under the BCCA and the Director appointed under the CBCA.

"Remaining Debt" means the amount which is the difference between the provable Claim of a CWK General Creditor, a CNC/CNT General Creditor or a PTI General Creditor and the amount which it has been paid under the Plan upon distribution of the Sale Proceeds and the LTG Proceeds. Remaining Debt shall not constitute an enforceable claim against the Companies.

"Sale Proceeds" means the net adjusted sale proceeds received pursuant to the Purchase Agreement, as reduced by any payments back to Primus from the holdback portion, or any payments authorized by the Court in the Proceeding.

"Secured Creditors" means persons who are deemed by this Plan to be Secured Creditors or who are recognized by the Companies to hold a valid security interest in any property or asset of the Companies in an amount which is admitted by the Companies.

"Sold Assets" means the assets purchased by Primus pursuant to the Purchase
 Agreement.

"Trust Deeds" means those trust deeds dated as of January 13, 1997 pursuant to which debentures were issued by PTI, CNC or CNT.

"Vesting Order" means the Order pronounced April 7, 1997 whereby the Purchase Agreement was approved.

"Warrant" means the instrument by which a General Creditor's Remaining Debt may be converted into shares of CWK.